                                                                      Exhibit 12

                  SCHERING-PLOUGH CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (Dollars in millions)
                                   (unaudited)

                                                              Years Ended December 31
                                   Six
                                  Months
                                  Ended
                                 June 30,
                                   2005        2004          2003         2002       2001      2000
                                ---------    --------      -------      --------   --------   -------
Income/(Loss) Before
   Income Taxes                 $     216    $   (168)     $   (46)     $  2,563   $  2,523   $ 3,188
Less: Equity Income                   389         347           54            --         --        --
                                ---------    --------      -------      --------   --------   -------
(Loss)/Income Before
   Income Taxes and Equity
   Income                            (173)       (515)        (100)        2,563      2,523     3,188

Add Fixed Charges:
 Preference Dividends                  43          34           --            --         --        --
 Interest Expense                      86         168           81            28         40        44
 One-third of Rental
    Expense                            19          30           30            27         24        24
 Capitalized Interest                   6          20           11            24         25        20
                                ---------    --------      -------      --------   --------   -------
 Total Fixed Charges                  154         252          122            79         89        88

Less: Capitalized Interest              6          20           11            24         25        20
Less: Preference Dividends             43          34           --            --         --        --
Add: Amortization of
     Capitalized Interest               5           9            9             8          7         7
Add: Distributed Income of
             Equity Investees         352         228           32            --         --        --
                                ---------    --------      -------      --------   --------   -------
Earnings/(Loss) Before
Income Taxes and
   Fixed Charges
   (other than Capitalized
    Interest)                   $     289    $    (80)     $    52      $  2,626   $  2,594   $ 3,263
                                =========    ========      =======      ========   ========   =======
Ratio of Earnings to Fixed
Charges                               1.9        (0.3)*        0.4*         33.2       29.1      37.1
                                =========    ========      =======      ========   ========   =======

* For the years ended December 31, 2004 and 2003, earnings were insufficient to cover fixed charges by $332 million and $70 million, respectively.

"Earnings" consist of (loss)/income before income taxes and equity income, plus fixed charges (other than capitalized interest and preference dividends), amortization of capitalized interest and distributed income of equity investee. "Fixed charges" consist of interest expense, capitalized interest, preference dividends and one-third of rentals which Schering-Plough believes to be a reasonable estimate of an interest factor on leases.

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